Exhibit 99.1

FOR IMMEDIATE RELEASE	December 18, 2006

NW Natural’s directors elect board chairman, approve senior management promotions

PORTLAND - Northwest Natural Gas Company’s (NYSE: NWN, dba NW Natural) board of directors announced today it has elected a new chairman of the board and approved several senior management promotions. The actions were taken at the board’s Dec. 14 meeting.

Board member Richard Reiten, retired CEO of NW Natural, was elected chairman of the board, succeeding Richard Woolworth, who passed away in August. Reiten, 67, has been on the board since 1996, previously serving as chairman from 2000-2005. He joined NW Natural as president and chief operating officer in 1995 and was appointed CEO in 1997 and chairman of the board in 2000. Reiten retired as CEO of NW Natural in 2002.

The board also appointed Gregg Kantor executive vice president, effective today. Kantor, 49, has served as NW Natural’s senior vice president of public and regulatory affairs since 2003. He joined the company in 1996 and was appointed vice president of public affairs and communications in 1998.

“With the retirement of Mike McCoy, our executive vice president over the last 6 years, it was important to designate a new executive to help coordinate the senior management team,” said Mark Dodson, president and CEO of NW Natural.

The board made three other senior management appointments effective January 1, 2007. Grant Yoshihara, 51, was promoted to vice president of utility operations; Dave Williams, 53, was promoted to vice president of utility services; and Keith White, 53, was promoted to vice president of business development and energy supply.

“We are pleased to fill these critical positions from within the organization,” Dodson said. These appointments reflect the depth and breadth of our management team. Combined, these four individuals have more than 60 years of experience at NW Natural. They are a seasoned team who have proven they can guide this company to success.”

Yoshihara first joined the company in 1991, supporting gas supply contracting and operations. He has held successive management positions in industrial and commercial services, district and field operations, marketing and consumer services, and most recently served in the role of managing director of utility services. His new responsibilities will include engineering and technical services, gas delivery operations and maintenance, resource management and operations business analysis.

Williams joined the company in 1978 and worked in residential market services for more than a decade. He has served as district manager of the company’s Astoria and Salem districts and in 1998 was named general manager of district and support services. In 2000, he became general manager of utility operations and co-chair of the labor-relations team. In addition to continuing to manage the company’s labor issues, his responsibilities will include management of all customer acquisition and customer service functions for NW Natural.

White joined NW Natural in 1996 as director of energy marketing. In 1998, he assumed the position of director of business development and then became the company’s chief strategic officer in 2003. His new responsibilities will include strategic planning, business development, gas supply and the company’s interstate gas storage business segment.

NW Natural is headquartered in Portland, Ore., and serves more than 630,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. With annual customer growth on pace for a 20th consecutive year of more than 3 percent, it is also one of the fastest-growing local distribution companies in the nation. The company has increased its dividends paid on common stock for 51 consecutive years.

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